Exhibit 4.70

Dated 9 August 2013

ROSETTA NAVIGATION CORP. LIMITED and
TRITON SHIPPING LIMITED
as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
as Lenders

and

ABN AMRO BANK N.V.
as Agent, Underwriter, Swap Bank
and as Security Trustee

and

BOX SHIPS INC.
as Corporate Guarantor

SUPPLEMENTAL AGREEMENT
relating to
a facility of (originally) up to US$25,000,000 used to part finance the purchase price of two container vessels
"OOCL CHINA" and "OOCL HONG KONG"

Watson, Farley & Williams

	Index
Clause		Page
I.	Interpretation	2
2	Agreement of the Creditor Parties	3
3	Conditions Precedent	3
4	Representations and Warranties	4
5	Amendment and Supplement of Loan Agreement, the Corporate Guarantee, Master Agreement and Other Finance Documents	4
6	Further Assurances	7
7	Fees and Expenses	8
8	Communications	8
9	Supplemental	9
10	Law and Jurisdiction	9
Schedule 1	Lenders and Commitments	10
Execution Page		11

THIS AGREEMENT is made on 9 August 2013

PARTIES

(1)
ROSETTA NAVIGATION CORP. LIMITED and TRITON SHIPPING LIMITED, each a company incorporated in Hong Kong whose registered office is at Suite 801, Singga Commercial Centre, 144-151 Connaught Road West, Hong Kong as joint and several Borrowers (together the "Borrowers" and, in the singular, means either of them);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders (the "Lenders");

(3)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Swap Bank (the "Swap Bank");

(4)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Agent (the "Agent");

(5)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Security Trustee (the "Security Trustee");

(6)	ABN AMRO BANK N.V., acting through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands as Underwriter ("Underwriter"); and

(7)
BOX SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, the Marshall Islands MH96960 (the "Corporate Guarantor").

BACKGROUND

(A)
By a loan agreement dated 27 June 2012 made between (i) the Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) the Underwriter, (v) the Agent and (vi) the Security Trustee, the Lenders agreed to make available to the Borrowers a loan facility of (originally) US$25,000,000 of which current outstanding is US$20,000,000.

(B)
By a corporate guarantee dated 27 June 2012, the Corporate Guarantor agreed to guarantee the obligations of the Borrowers to the Creditor Parties pursuant to the Loan Agreement, the Master Agreement and the other Finance Document.

(C)
The Borrowers and the Security Parties have requested that the Creditor Parties consent to, among other things and to temporary and permanent changes to the financial, minimum security and certain other covenants in the Loan Agreement and the Corporate Guarantee (the "Covenant Amendments"). In conjunction with such amendments, the Lenders require (among others) that an increase to the Margin is made throughout the period commencing on 28 June 2013 and ending on 1 April 2014 (the "Waiver Period") and the Corporate Guarantor shall be entitled to distribute dividends up to $0.15 per each financial quarter per common share.

(D)
Each Borrower has also requested that the Creditor Parties agree to the execution or, as the case may be, registration of a second priority mortgage (and deed of covenant collateral thereto), a second priority general assignment and second priority charter assignment over and in respect of each Ship (the "Second Priority Documents") as security for the obligations of Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. (the "Syndicate Borrowers") under a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated 9 August 2012 and c August 2013, the "Syndicate Loan Agreement") and made between (i) the Syndicate Borrowers as joint and several borrowers, (ii) the banks and financial institutions listed therein as lenders, (iii) ABN AMRO Bank N.V. as agent and underwriter, (iv) ABN AMRO Bank N.V as security trustee (the "Syndicate Security Trustee") and (v) ABN AMRO Bank N.V. and HSH Nord bank

AG as swap banks in respect of a loan facility of (originally) up to $100,000,000 (the "Second Priority Security"). The Creditor Parties consent to these arrangements and the execution or, as the case may be, registration of the Second Priority Documents, subject to the Syndicate Security Trustee, the Borrowers and the Security Trustee entering into an intercreditor deed in the Agreed Form pursuant to, inter alia, the Syndicate Security Trustee subordinating its rights against the Borrowers to those of the Security Trustee under the Loan Agreement and all security created by or in connection with the Loan Agreement shall rank prior to all security created by or in connection with the Syndicate Loan Agreement.

(E)
This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, at the request of the Borrowers and the Security Parties, to the Covenant Amendments and the Second Priority Security (and all those matters set out in Clause 2.1) and to the consequential amendment of the Loan Agreement, the Corporate Guarantee, the Master Agreement and amendment of the Finance Documents in connection with those matters.

OPERATIVE PROVISIONS

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions

In this Agreement, unless the contrary intention appears:

"Effective Date" means the date on which the conditions precedent in Clause 3 are satisfied.

"Loan Agreement" means the loan agreement dated 27 June 2012 (as amended and supplemented from time to time) as referred to in Recital (A).

"Intercreditor Deed" means the agreement in the Agreed Form made or to be made (among others) between the Security Trustee and the Syndicate Security Trustee pursuant to which the Syndicate Security Trustee will subordinate its rights against the Borrowers to those of the Security Trustee under the Loan Agreement, the Master Agreement and all documents executed thereunder.

"Syndicate Borrowers" means, together, Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc., each a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and in the singular means either of them.

"Syndicate Loan Agreement" means a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated 9 August 2012 and August
2013) and made between (i) the Syndicate Borrowers as joint and several borrowers, (ii) the banks and financial institutions listed therein as lenders, (iii) ABN AMRO Bank N.V. as agent and underwriter, (iv) the Syndicate Security Trustee and (v) ABN AMRO Bank N.V. and HSH Nordbank AG as swap banks in respect of a loan facility of (originally) up to $100,000,000.

"Syndicate Security Trustee" means ABN AMRO Bank N.V., acting in such capacity through its office at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands.

"Signing Date" means the date on which this Agreement is signed.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES

2.1	Agreement of the Lenders and other Creditor Parties

The Lenders and the other Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the amendment and supplement of the Loan Agreement, the Corporate Guarantee, the Master Agreement and the Finance Documents to be made pursuant to Clauses 5.1 and 5.2.

2.2	Effective Date

The agreement of the Lenders and the other Creditor Parties contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General

The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent

The conditions referred to in Clause 3.1 are that the Agent shall have received the following documents and evidence, in all respects in form and substance satisfactory to the Agent and its lawyers or such later date as the Agent may agree with the Borrowers and the other Security Parties:

(a)
documents of the kind specified in Schedule 3, Part A, paragraphs 3 and 4 of the Loan Agreement as amended and supplemented by this Agreement notarised as required and updated with appropriate modifications to refer to this Agreement and, to the extent these have changed since they were last provided to the Agent, documents of the kind specified in Schedule 3, Part A, paragraph 2 of the Loan Agreement or a certificate confirming that these documents remain in full force and effect and have not been modified or amended in any way since the date of their delivery to the Agent;

(b)	a duly executed original of this Agreement duly executed by the Borrowers and the Corporate Guarantor and acknowledge by the other Security Parties;

(c)	a duly executed original of the Intercreditor Deed duly executed by the parties to it;

(d)	evidence that the process agent referred to in Clause 31.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Agreement;

(e)
evidence that the provisions of Clause 9.1(d) of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement are complied with both as at the date of this Agreement and the Effective Date;

(f)
favourable legal opinions from lawyers appointed by the Agent on such matters of Marshall Islands, Liberia or Hong Kong law and any further opinions, consents, agreements and documents in connection with this Agreement, the Master Agreement and the Finance

Documents which the Agent may reasonably request by notice to the Borrowers prior to the Effective Date;

(g)	that both at the Signing Date and at the Effective Date no Event of Default or Potential Event of Default has occurred; and

(h)	any other document or evidence as the Agent may request in writing from the Borrower.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties

Each Borrower represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Loan Agreement, as amended by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2	Repetition of Corporate Guarantee representations and warranties

The Guarantor represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Corporate Guarantee, as amended by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.3	Repetition of Finance Document representations and warranties

Each Borrower represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended by this Agreement and updated with appropriate modifications to refer to this Agreement remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENT AND SUPPLEMENT OF LOAN AGREEMENT, THE CORPORATE GUARANTEE, MASTER AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendment and supplement of the Loan Agreement

(a)
By adding in clause 1.2 thereof, the definitions of "Intercreditor Deed", "Syndicate Borrowers", "Syndicate Loan Agreement" and "Syndicate Security Trustee" as they appear in Clause 1.2 of this Agreement.

(b)	With effect on and from the Effective Date the following definitions shall be inserted alphabetically into clause 1.2 of the Loan Agreement:

""Borrowers' Second Priority Documents" means, together, the Rosetta Second Documents and the Triton Second Documents;

"Effective Date" has the meaning given to it in the Supplemental Agreement;

"Rosetta Approved Charter" means, in respect of "OOCL CHINA", a time charterparty dated 14 May 2012 (as amended and supplemented from time to time) and made between Rosetta and Orient Overseas Container Line Limited (of Hong Kong) for a firm period of at least 3 years at a gross daily charter hire rate of at least $26,800;

"Rosetta Second Documents" means, together:

(a)	a guarantee executed or to be executed by Rosetta in favour of the Syndicate Security Trustee;

(b)	a second priority Hong Kong mortgage and deed of covenant collateral thereto executed or to be executed by Rosetta in favour of the Syndicate Security Trustee ;

(c)
a second priority general assignment of earnings, insurances and requisition compensation in respect of m.v. "OOCL CHINA" executed or to be executed by Rosetta in favour the Syndicate Security Trustee;

(d)	a second priority charter assignment in respect of Rosetta Approved Charter executed or to be executed by Rosetta; and

(e)
a second priority account pledge in respect of the Operating Account held in the name of Rosetta with the Agent and the Retention Account executed or to be executed by Rosetta in favour of the Syndicate Security Trustee, each in the Agreed Form;

"Supplemental Agreement" means the supplemental agreement dated 9 August 2013 pursuant to which this Agreement was amended and supplemented;

"Triton Approved Charter" means, in respect of "OOCL HONG KONG", a time charterparty dated 14 May 2012 (as may be amended and supplemented from time to time) and made between the Triton and the Orient Overseas Container Line Limited (of Hong Kong) for a firm period of at least 3 years at a gross daily charter hire rate of at least $26,800;

"Triton Second Documents" means, together:

(a)	a guarantee executed or to be executed by Triton in favour of the Syndicate Security Trustee;

(b)	a second priority Hong Kong mortgage and deed of covenant collateral thereto executed or to be executed by Triton in favour of the Syndicate Security Trustee;

(c)
a second priority general assignment of earnings, insurances and requisition compensation in respect of m.v. "OOCL HONG KONG" executed or to be executed by Triton in favour the Syndicate Security Trustee;

(d)	a second priority charter assignment in respect of Triton Approved Charter executed or to be executed by Triton; and

(e)
a second priority account pledge in respect of the Operating Account held in the name of Triton and the Retention Account executed or to be executed by Rosetta in favour of the Syndicate Security Trustee, each in the Agreed Form; and

"Waiver Period" means the period commencing from 28 June 2013 up to and including 1 April 2014;".

(c)
By including the words "Intercreditor Deed" in the definition of "Finance Documents" in clause 1.1 thereof and reading and construing all references to the Finance Documents as including the I ntercreditor Deed.

(d)	The definition of "Margin" shall be deleted in its entirety and replaced as follows:

""Margin" means:

(a)	during the Waiver Period, four point ten per cent. (4.10%) per annum; and

(b)	at all other times, three point seventy five per cent. (3.75%) per annum;".

(e)	By adding at the end of sub-paragraph (a) in the definition of "Permitted Security Interests" in clause 1.1 thereof the words "and the Borrowers' Second Priority Documents";

(f)	By deleting sub-paragraph (a) of clause 11.4 thereof in its entirety and substituting the same with the following new clause:

"(a)	liabilities or obligations under the Finance Documents and the Borrowers' Second Priority Documents;".

(g)	The hanging paragraph of Clause 15.1 shall be deleted and replaced as follows:

"is below the Relevant Percentage of the aggregate of the Loan and the Swap Exposure.

In this Clause 15.1, "Relevant Percentage" means:

(a)	during the Waiver Period, 110 per cent. per annum; and

(b)	at all other times, 140 per cent. per annum;".

(h)
By construing all references therein to "this Agreement" where the context admits as being references to "this Agreement" as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended".

5.2	Amendments to the Corporate Guarantee

With effect on and from the Effective Date, the Corporate Guarantee shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	By deleting clause 12.3(b) thereof in its entirety and replacing it with the following new clause:

"(b)	the Market Value Adjusted Net Worth of the Group shall not be less than $100,000,000;".

(b)	By deleting clause 12.3(d) thereof in its entirety and replacing it with the following new clause:

"(d)	the Leverage Ratio shall not exceed:

(i)	during the Waiver Period, 0.85:1; and

(ii)	at all other times, 0.65:1;".

(c)	By deleting clause 12.2(a) thereof in its entirety and replacing it with the following new clause:

"pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and has not been remedied or an Event of Default will result from the payment of a dividend or the making of any other form of distribution Provided that during the Waiver Period, the Guarantor may pay dividends or make any other form of distribution in each financial quarter in an amount of up to $0.15 per common share outstanding;".

(d)
By construing all references therein to "this Guarantee" where the context admits as being references to "this Guarantee" as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended".

5.3	Amendments to the Master Agreement

With effect on and from the Effective Date the Master Agreement shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout to, the Loan Agreement and the Credit Support Documents shall be construed as if the same referred to the Loan Agreement and those Credit Support Documents as amended or supplemented by this Agreement and, as so amended the Master Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

5.4	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement and the Corporate Guarantee), shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents, the Loan Agreement, any of the other Finance Documents and the Master Agreement shall be construed as if the same referred to the Loan Agreement, those Finance Documents and the Master Agreement as amended or supplemented by this Agreement;

(b)
the definition of, and references throughout each of the Finance Documents, the Loan Agreement and the Master Agreement to the Corporate Guarantee, shall be construed as if the same referred to the Corporate Guarantee as amended and supplemented by this Agreement; and

(c)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.5	Finance Documents and the Master Agreement to remain in full force and effect

The Finance Documents other than the Loan Agreement and the Corporate Guarantee shall remain in full force and effect as amended by:

(a)	the amendments contained or referred to in Clauses 5.3 and 5.4; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrowers' and Corporate Guarantor's obligation to execute further documents etc.

Each Borrower and the Corporate Guarantor shall:

(a)
execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step;

which the Security Trustee may, by notice to that Borrower or the Corporate Guarantor, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended or supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances

The Security Trustee may specify the terms of any document to be executed by each Borrower or the Corporate Guarantor under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice

Each Borrower or the Corporate Guarantor shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Additional corporate action

At the same time as each Borrower or the Corporate Guarantor delivers to the Security Trustee any document executed under Clause 6.1(a), each Borrower or the corporate Guarantor shall also deliver to the Security Trustee a certificate signed by the Secretary of that Borrower or the Corporate Guarantor which shall:

(a)	set out the text of a resolution of each Borrower's or the Corporate Guarantor's directors specifically authorising the execution of the document specified by the Security Trustee; and

(b)
state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under each Borrower's or the Corporate Guarantor's articles of association or other constitutional documents.

7	FEES AND EXPENSES

7.1	Expenses

The provisions of Clauses 20 (fees and expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	COMMUNICATIONS

8.1	General

The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts

This Agreement may be executed in any number of counterparts.

9.2	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1 Governing law

This Agreement and any non-contractual obligations arising in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions

The provisions of clause 31 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

This Agreement has been duly executed and delivered as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
ABN AMRO BANK N.V.	93 Coolsingel 3012 AE Rotterdam The Netherlands	25,000,000 (originally)

EXECUTION PAGE

THE BORROWERS

EXECUTED as a DEED by	)
MARIA STEFANOU	)	/s/ MARIA STEFANOU
for and on behalf of	)
ROSETTA NAVIGATION CORP. LIMITED	)
in the presence of:	)

EXECUTED as a DEED by	)
MARIA STEFANOU	)	/s/ MARIA STEFANOU
for and on behalf of	)
TRITON SHIPPING LIMITED	)
in the presence of:	)

THE LENDERS

EXECUTED as a DEED by	)
VASILIKI KANELLOPOULOU	)	/s/ VASILIKI KANELLOPOULOU
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

AGENT

EXECUTED as a DEED by	)
VASILIKI KANELLOPOULOU	)	/s/ VASILIKI KANELLOPOULOU
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

UNDERWRITER

EXECUTED as a DEED by	)
VASILIKI KANELLOPOULOU	)	/s/ VASILIKI KANELLOPOULOU
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

SWAP BANK

EXECUTED as a DEED by	)
VASILIKI KANELLOPOULOU	)	/s/ VASILIKI KANELLOPOULOU
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

SECURITY TRUSTEE

EXECUTED as a DEED by	)
VASILIKI KANELLOPOULOU	)	/s/ VASILIKI KANELLOPOULOU
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of:	)

CORPORATE GUARANTOR

EXECUTED as a DEED by	)
MARIA STEFANOU and ROBERT PERRI	)	/s/ MARIA STEFANOU
For and on behalf of	)	/s/ ROBERT PERRI
BOX SHIPS INC.	)
in the presence of:	)